May 7, 2026
Marc T. Pangburn
[***]
Re:    Strategic Advisor Consulting Services
Dear Marc,
This letter agreement (“Agreement”) sets forth the agreement between you (“you” or “Consultant”) and HA Sustainable Infrastructure Capital, Inc. and Hannon Armstrong Capital, LLC (together, the “Company”) (jointly, the “Parties”) relating to your transition from Senior Managing Director & Chief Revenue and Strategy Officer, and a Company employee, to a Strategic Advisor under a non-employee consulting agreement as provided in Section 2 below, which transition will be effective on May 11, 2026 (the “Transition Date”) on the terms set forth herein.
1.Last Day of Employment, Final Compensation and Waiver of Claims under the Employment Agreement.
1.1Last Day of Employment. The Parties agree that Consultant’s employment with the Company pursuant to Consultant’s Amended and Restated Employment Agreement effective March 1, 2025, as subsequently amended by the Amendment No. 1 to Amended and Restated Employment Agreement effective April 7, 2026 (as so amended, “Employment Agreement”) will end effective on the Transition Date. Effective as of the Transition Date, the Consultant shall be deemed to have automatically resigned from any positions with the Company, except as a nonemployee consultant pursuant to this Agreement. Capitalized terms used but not defined in this Agreement shall have the meaning given to such terms in the Employment Agreement. Consultant acknowledges and agrees that he is not entitled to any severance or separation pay or other payments, except as expressly set forth in this Agreement.
1.2Final Compensation under the Employment Agreement.
1.2.1The Company will continue to pay Consultant his base salary pursuant to Section 3(a) of the Employment Agreement through the Transition Date, in accordance with its normal payroll practices. The Consultant agrees that this payment represents all amounts to which he is entitled as compensation for his employment through the Transition Date.
1.2.2 The Consultant represents that his unpaid expenses (already and to be incurred up to the Transition Date) during the term of his Employment Agreement will not exceed $5,000 and agrees to provide documentation of those expenses within 10 business days after the Transition Date, at which point the Company shall reimburse him for those expenses in accordance with Company policy.
1.2.3Consultant waives his rights (if any) to any further compensation of any kind under the Employment Agreement, any other agreement entered into by Consultant with the Company or any of its affiliates, any benefit plan, policy or arrangement of the Company or any of its affiliates, or otherwise, except for his rights under his vested LTIP Units (as defined below) and benefits under the Company’s 401(k) plan.
2.Services to be Performed by Consultant.
2.1Scope of Work. Consultant will perform the work and provide the strategic advisor consulting services (“Consulting Services”) set forth on Exhibit B to this Agreement, in accordance with the terms and conditions hereof.
2.2Method of Performing Consulting Services. Consultant will determine the method, details, and means of performing the Consulting Services to be carried out for the Company. The Company’s Chief Executive Officer (“CEO”) may, however, request, and the Consultant will provide, periodic updates on progress of Consulting Services.

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2.3Place of Work. Consultant’s primary place of work to perform the Consulting Services will be off-site of Company premises. Upon request by the Consultant, and agreed upon with the CEO, Consultant may periodically perform the Consulting Services in the Company’s Annapolis or New York office. The Company will provide any services and materials Consultant may reasonably request in order to perform the Consulting Services.
2.4Rights of Third Parties. Consultant agrees that, to the best of Consultant’s knowledge, the work product generated by Consultant pursuant to this Agreement will not infringe on any copyright, patent, trade secret or other intellectual property right of any third party.
2.5Compliance Obligations.
2.5.1Consultant will observe and abide by all applicable laws and regulations, including, but not limited to, (i) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or (iii) the anti-money laundering provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, Public Law 107 56 (October 26, 2001) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., and any other laws relating to terrorism or money laundering.
2.5.2Consultant hereby confirms that Consultant has been given a copy of the Company’s Code of Business Conduct and Ethics and the Statement of Corporate Policy Regarding Equity Transactions (the “Insider Trading Policy”) and agrees that he will strictly abide by the terms set forth therein. This Agreement will not restrict the Consultant from utilizing shares of the Company as collateral for a loan that would otherwise be permitted under the Company’s Insider Trading Policy.
3.Compensation.
3.1Fees. For satisfactory performance of the Consulting Services to be performed by Consultant, Company will pay Consultant the fees set forth on Exhibit C, and the treatment of LTIP Units shall be as set forth on Exhibit A. Such fees will represent the Company’s entire obligation for services rendered.
3.2Expenses. Except as otherwise provided in this Agreement or Exhibit C, Consultant will be responsible for all costs and expenses incident to the performance of services for Company.
4.Term and Termination of Consulting Services.
4.1Term. Consultant will perform the Consulting Services for a period commencing on the Transition Date and ending on March 5, 2028, unless that period is extended by a written agreement signed by both parties (“Agreement Term”).
4.2Termination. Notwithstanding the foregoing, Company may, at its sole option, terminate the Consultant’s performance of Consulting Services with or without Cause, at any time by giving Consultant written notice of termination, which termination will be effective upon the giving of such notice, at which time the Agreement Term shall end. If the termination by the Company of the Consultant’s performance of Consulting Services is for any reason other than Cause, to the extent not already paid, Consultant will be paid the cash compensation due for any work performed prior to the end of the Agreement Term and the LTIP Units shall be treated as set forth on Exhibit A. Consultant will advise Company of the extent to which performance has been completed through such date. Consultant may, at his option, terminate the performance of Consulting Services at any time by giving Company written notice of termination and forfeit any further compensation payment or vesting of LTIP Units contemplated after the date of such notice of termination. Upon the expiration of the Agreement Term, the LTIP Units will be treated as set forth on Exhibit A. For the avoidance of doubt, the Consultant’s post termination obligations as set forth in the LTIP Units shall continue to apply. For purposes of this Agreement, “Cause” shall mean, the Consultant’s: (i) commission of, and indictment for or formal admission to or a pleading of guilty to, a felony involving moral turpitude, deceit, dishonesty or fraud (but excluding traffic violations) provided, however, if the Consultant is terminated following an

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indictment but is subsequently found not guilty or the indictment is dismissed, and only if the Company did not and does not otherwise have reason to terminate the Consultant for Cause under another prong of this definition, the termination shall be deemed to be a termination without Cause; (ii) willful or grossly negligent conduct constituting a financial crime or material unethical business conduct or willful and material misconduct or gross misconduct in connection with the performance of the Consultant’s duties, including, without limitation, embezzlement or the misappropriation of funds or property of the Company; (iii) failure to adhere to lawful directions of the CEO in connection with the performance of Consulting Services or to adhere to the Company’s material policies and practices, (iv) engaging in personal misconduct (including but not limited to employee harassment or discrimination, the use or possession at work of any illegal controlled substance) that has caused material harm to the Company or its affiliates; (v) material breach of the terms and provisions of this Agreement and the failure to cure such breach (if curable) within ten days following written notice from the Company specifying such breach or (vi) breach by the Consultant on any of restrictive covenant obligations (including noncompetition) set forth herein.
4.3Return of Materials. Upon termination of the Consultant’s performance of Consulting Services for any reason, upon request, the Consultant will promptly return to Company all copies of any Company data, records, or materials of whatever nature or kind, including, without limitation, writings, designs, documents, records, data, memoranda, tapes and disks containing models, documentation and notes, and all materials incorporating any proprietary information of Company. Consultant will also furnish to Company all work in progress or portions thereof, including all incomplete work. Promptly upon the request of the Company, Consultant will also permanently delete any Company documents, files, or data stored electronically on any personal devices that are not returned to the Company. Notwithstanding the foregoing, the Consultant will not be required to deliver any proprietary information of any other company.
5.Independent Contractor Status.
5.1Intention of Parties. It is the intention of the parties that Consultant be an independent contractor and not an employee or agent of the Company. Nothing in this Agreement will be interpreted or construed as creating or establishing the relationship of employer and employee between Company and either Consultant or any employee or agent of Consultant.
6.Taxes, etc.
6.1State and Federal Taxes; Benefits. Consultant will pay and report all applicable federal and state income tax withholding, social security taxes, and unemployment insurance. Consultant agrees to defend, indemnify, and hold harmless Company, Company’s shareholders, directors, officers, employees and agents, from and against any claims, liabilities, or expenses relating to any income taxes payable by Consultant. Without limiting the generality of the foregoing, because Consultant is not an employee of the Company:
•Company will not withhold FICA (Social Security) from Consultant’s payments for the Consulting Services hereunder;
•Company will not make state or federal unemployment insurance contributions on behalf of Consultant or its personnel, if any;
•Company will not withhold state and federal income tax from payment to Consultant for the Consulting Services hereunder;
•Company will not make disability insurance contributions on behalf of Consultant; and
•Company will not obtain workers’ compensation insurance on behalf of Consultant.
7.Covenants, Work Product, Warranties and Indemnities.
7.1Covenants. The Consultant acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 7 (and any related enforcement provisions hereof), its

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successors and assigns) is to provide debt and non-controlling equity financing for sustainable infrastructure projects that increase energy efficiency, provide cleaner energy sources, positively impact the environment and make more efficient use of natural resources (such businesses, and any and all other businesses in which, at the time of the Consultant’s termination, the Company is actively and regularly engaged or has been actively pursuing at any time during the twelve (12) months prior to the Transition Date, herein being collectively referred to as the “Business” and any such debt and non-controlling equity financing, a “Financing”); (ii) the Company is one of the limited number of persons who have developed such a business; (iii) the Company’s Business is conducted throughout North America and in various additional international jurisdictions, and the geographic scope of the restrictions set forth in this Section 7 is limited accordingly as provided in Section 7.1.2 below; (iv) the Consultant’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Consultant contained in this Section 7 are essential to the business and goodwill of the Company; (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 7; (vii) the Consultant’s outstanding LTIP Units (the “LTIP Units”) constitute a membership interest in HASI Management HoldCo LLC, which is a partnership-type entity treated as a partnership for tax and applicable legal purposes, and the restrictions set forth in Sections 7.1.1 and 7.1.6 below are being imposed in connection with, and in partial consideration of, the Consultant’s services to the Company and the Consultant’s ongoing membership in HASI Management HoldCo LLC; and (viii) the restrictions in Section 7 are imposed in partial reliance on California Business and Professions Code §§ 16602 or 16602.5, and the Consultant acknowledges that his ownership of LTIP Units and any disposition of or dissociation from his interests therein constitute circumstances within the scope of that statute. All references to the Company in this Section 7 shall also refer to HASI Management HoldCo LLC and shall be construed accordingly. Accordingly, the Consultant covenants and agrees that:
7.1.1Non-Competition. By and in consideration of the remuneration to be provided by the Company hereunder, and further in consideration of the Consultant’s exposure to the proprietary information of the Company, the Consultant covenants and agrees that, during the period commencing on the date hereof and ending on the earlier of (A) March 5, 2028 or (B) 23 months after the Consultant no longer holds any LTIP Units (the “Restricted Period”), the Consultant shall not, in any geographic location in which the Company is actively operating the Business as of the date of the Consultant’s termination of services (the “Geographic Area”), directly or indirectly, whether as an owner, partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity, (A) engage in the Business (other than for the Company or its affiliates) or otherwise compete with the Company or its subsidiaries in the Business or (B) render to a person, corporation, partnership or other entity engaged in the Business the same services that the Consultant renders to the Company.
Notwithstanding the foregoing, the Company acknowledges and agrees that the Consultant (i) may provide Financings to the extent such investment is a debtor-in-possession financing or a financing to prevent an imminent insolvency or bankruptcy, as determined in good faith by the board of directors of the debtor, (ii) may provide Financings to assets which Consultant already owns, and (iii) may transact with Tesla; however, to the extent that the transaction with Tesla is a Financing, the Company will have a right to participate in the Financing on terms no less favorable than those afforded to GoodFinch. Consultant is not currently aware of any discussions between GoodFinch and Tesla regarding any Financing transaction.
Notwithstanding the foregoing, if the Company or any person deriving title to the Company or its goodwill no longer carries on the Business in a particular location within the Geographic Area (each such location, a “Former Location”), then the Consultant’s obligations under this Section 7.1.1 shall cease to apply with respect to such Former Location but, for the avoidance of doubt, shall continue in full force and effect with respect to the remainder of the Geographic Area, and provided, further, that the restrictions in this Section 7.1.1 shall terminate in their entirety if the Company or any person deriving title to the Company or its goodwill ceases to carry on the Business in all locations within the Geographic Area.
For the avoidance of doubt, “engaging” in the Business shall include, but not be limited to: (A) owning any interest in, operating, managing, controlling, participating in, consulting with, advising, or in any manner providing services to or engaging in an organization, trade, or business that constitutes the

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Business; or (B) acquiring or acting as a principal, investor, manager, or general partner of a fund or other entity that constitutes the Business.
Provided, however, that, notwithstanding the foregoing: (1) the Consultant may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (x) such securities are listed on any national securities exchange, (y) the Consultant is not a controlling person of, or a member of a group which controls, such entity, and (z) the Consultant does not, directly or indirectly, own 5% or more of any class of securities of such entity; and (2) the Consultant may continue to serve on any board of directors on which the Consultant was serving as of the date of the Consultant’s termination of services; and (3) the Consultant may be employed by or provide services for a company (a “Conglomerate”) with multiple lines of businesses, including a line of business competitive with the Company, so long as the following conditions are satisfied: (w) the Conglomerate derives less than 10% of its total annual revenue from the line of business that is competitive with the Company (the “Competitive Division”), (x) the Consultant is employed by or provides services to a line of business of Conglomerate that is not competitive with the Company; and (y) the Consultant does not perform services for the Competitive Division; and (z) the Consultant (A) provides the Company with advance notice of such employment or service and (B) informs the Conglomerate in writing of its obligations under this Section 7. For the avoidance of doubt, it is acknowledged that the Consultant is permitted to be employed by GoodFinch Management LLC (“GoodFinch”) as its chief executive officer or as a partner, so long as such employment remains at all times during the Agreement Term in compliance with the restrictions set forth herein.
7.1.2Geographic Area. For purposes of this Agreement, the “Geographic Area” shall mean any (A) state or province in the United States, Canada and Mexico and (B) foreign country or jurisdiction, in the case of clause (A) or (B), in which the Company (x) is actively conducting the Business during the Agreement Term or (y) has initiated a plan adopted by the Board to conduct the Business in the two years following the Agreement Term. As provided in Section 7.1.1 above, the Consultant’s obligations under Section 7.1.1 shall automatically cease to apply with respect to any Former Location and terminate entirely if the Company or any person deriving title to the Company or its goodwill ceases to carry on the Business in all locations within the Geographic Area.
7.1.3Confidentiality. During the Agreement Term, it is intended that the Company shall provide the Consultant with Confidential Company Information only to the extent necessary for the completion of the Consulting Services. During and after the Agreement Term, the Consultant shall keep secret and retain in strictest confidence, and shall not use for the Consultant’s benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all non-public confidential matters relating to the Company’s Business and the business of any of its affiliates, learned by the Consultant heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”), and shall not disclose such Confidential Company Information to anyone outside of the Company except in the course of the Consultant’s duties or with the CEO’s express written consent. Confidential Company Information does not include information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Consultant or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement or which is independently developed or obtained by the Consultant on the Consultant’s own time without reliance upon any confidential information of the Company or use of any Company resources. Notwithstanding anything in this Agreement to the contrary, the Consultant may disclose Confidential Company Information where the Consultant is required to do so by law, regulation, court order, subpoena, summons or other valid legal process; provided, that the Consultant, so long as legally permitted to do so, first (A) promptly notifies the Company, (B) uses commercially reasonable efforts to consult with the Company with respect to and in advance of the disclosure thereof, and (C) reasonably cooperates with the Company to narrow the scope of the disclosure required to be made, in each case, solely at the Company’s expense.
Notwithstanding the foregoing, the confidentiality obligations in this Section 7.1.3 shall not apply to, and Confidential Company Information shall not include, any information or invention that the Consultant developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that either: (A) relate at the time of conception or

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reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (B) result from any work performed by the Consultant for the Company. This carve-out is intended to comply with California Labor Code § 2870 and shall be interpreted consistently therewith. For the avoidance of doubt, nothing in this Agreement assigns or grants license to any intellectual property owned by GoodFinch.
7.1.4Trade Secret Notice. The Consultant is hereby notified that 18 U.S.C. § 1833(b) states as follows: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that — (i) is made — (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, notwithstanding any other provision of this Agreement to the contrary, the Consultant has the right to (x) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of the law or (y) disclose trade secrets in a document filed in a lawsuit or other proceeding so long as that filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
7.1.5Government Agency Rights. The Consultant understands that nothing contained in this Agreement limits the Consultant’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”). The Consultant further understands that this Agreement does not limit the Consultant’s ability to communicate with any Government Agency or with the Consultant’s attorney, including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.
7.1.6Non-Solicitation. During the Restricted Period, the Consultant shall not, without the Company’s prior written consent, directly or indirectly, solicit or encourage to leave the employment or other service of the Company or any of its subsidiaries, or any person who is or was during the six-month period preceding the Consultant’s termination of employment, an employee, or agent of the Company or any of its subsidiaries. During the Restricted Period, the Consultant shall not, whether for the Consultant’s own account or for the account of any other person, firm, corporation or other business organization, solicit for a Competing Business or intentionally interfere with the Company’s or any of its subsidiaries’ relationship with, or endeavor to entice away from the Company for a Competing Business, any person who is or was during the six-month period preceding the Consultant’s termination of services, a customer, client, or agent of the Company or any of its subsidiaries. For purposes hereof, “customer” and “client,” as such terms relate to government customers, mean the program office to which the Company is or was providing any goods or services as of the date hereof or during the one-year period prior to the date hereof, the Company or any of its subsidiaries. For purposes hereof, a “Competing Business” is a person or entity that engages in or is preparing to engage in the Business.
7.1.7Return of Materials. All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Consultant or made available to the Consultant containing Confidential Company Information (A) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (B) upon the Consultant’s termination of services, shall be promptly returned to the Company. This section shall not apply to materials that the Consultant possessed prior to the Consultant’s business relationship with the Company, to the Consultant’s personal effects and documents, and to materials prepared by the Consultant for the purposes of seeking legal or other professional advice.
7.1.8Non-Disparagement. At no time during the Consultant’s services to the Company or at any time thereafter shall the Consultant or any authorized representative of the Company publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the other party,

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or that may in any way be materially injurious to the Business or reputation of the other party, unless otherwise required by applicable law or regulation or by judicial order.
7.1.9California Acknowledgments.
The Consultant expressly acknowledges and agrees that:
(A)each and every restraint imposed pursuant to this Section 7, including without limitation Sections 7.1.1 and 7.1.6, is reasonable with respect to subject matter, time period, and geographical area, and the Consultant shall not object to or seek to challenge the enforceability of the restrictions contained in this Section 7;
(B)although compliance with the covenants contained in this Section 7 may limit the Consultant’s ability to engage in the Business within the Geographic Area during the Restricted Period, the Consultant’s experience and capabilities are such that the Consultant has other opportunities to earn a livelihood and adequate means of support for the Consultant and the Consultant’s dependents;
(C)the covenants contained in this Section 7 are a material inducement to the Company entering into this Agreement, including providing for the compensation, equity awards, and arrangements set forth herein, and the Company would not otherwise agree to enter into this Agreement absent the Consultant’s agreement to be bound by these restrictions;
(D)the general public will not be harmed as a result of enforcement of the covenants contained in this Section 7; and
(E)to the extent the Consultant is or becomes a resident of the State of California or performs services in the State of California, the enforceability of the restrictions in Section 7.1.1 and 7.1.6 shall be governed by California law, and the Consultant consents to the jurisdiction of the courts of the State of California for purposes of any action seeking to enforce or challenge such restrictions. The restrictions in Section 7 are being imposed in partial reliance on California Business and Professions Code § 16602 or 16602.5, and the Consultant acknowledges that his ownership of membership interests in HASI Management HoldCo LLC (including LTIP Units) and any disposition of or dissociation from those interests in connection with any termination of services or change in status constitute circumstances within the scope of that statute.
7.2Rights and Remedies upon Breach.
7.2.1The parties hereto acknowledge and agree that any breach of any of the provisions of Section 7 or any subparts thereof (individually or collectively, the “Restrictive Covenants”) may result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if either party breaches, or threatens to commit a breach of, any of the provisions of Section 7 or any subpart thereof, the other party and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the other party and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to seek to have the Restrictive Covenants or other obligations herein specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to seek an entry of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, whether or not then continuing, of such covenants.
7.2.2The Consultant agrees that the provisions of Section 7 of this Agreement and each subsection thereof are reasonably necessary for the protection of the Company’s legitimate business interests and if enforced, will not prevent the Consultant from obtaining gainful employment should the Consultant’s services with the Company end. The Consultant agrees that in any action seeking specific performance or other equitable relief, the Consultant will not assert or contend that any of the provisions of this Section 7 are unreasonable or otherwise unenforceable as drafted. The existence of any claim or cause of action by the Consultant, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

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7.2.3The Parties hereto acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, in no event shall GoodFinch or any fund managed by GoodFinch, or any of their respective investors, members, managers, officers or employees (other than Consultant), or agents (“GoodFinch Parties”), have any liability whatsoever for any breach or claim of breach by the Consultant of this Agreement, and none of the Company or any of its shareholders, directors, officers, employees and agents have any claim or right to bring any action against any GoodFinch Party relating to any such breach or claim of breach, in each case unless such GoodFinch Party intentionally induces Consultant to breach this Agreement.
7.3The provisions of this Section 7 will survive any termination of this Agreement.
7.4Ownership of Work Product. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Consultant or its personnel, if any, arising from the Consulting Services (collectively, the “Work Product”) will belong exclusively to Company and will, to the extent possible, be considered a “work made for hire” for Company within the meaning of Title 17 of the United States Code. Consultant automatically assigns, and will cause his employees, if any, automatically to assign, at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest he/she or they may have in such Work Product, including any copyrights or other intellectual property rights pertaining thereto. Upon request of Company, Consultant will take such further actions, and will cause his employees, if any, to take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. Nothing in this agreement is intended to limit or diminish the Company’s rights to and ownership of any such Work Product developed or created in whole or in part by Consultant during the course of his employment with the Company, and for the avoidance of doubt, nothing in this Agreement concerns the ownership of copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Consultant or its personnel in the course of Consultant’s employment at GoodFinch.
7.5Warranties. Consultant represents and warrants that (a) Consultant’s performance of the Consulting Services called for by this Agreement will not violate any applicable law, rule, or regulation; any contracts with third parties; or any third-party rights in any patent, trademark, copyright, trade secret, or similar right, and (b) Consultant is aware of no obligations inconsistent with the terms of this Agreement, or with providing Consulting Services to Company, including but not limited to any obligations which could interfere with Company’s ownership rights in any discoveries, improvements or inventions made by Consultant.
7.6Cooperation. During the period that Consultant has any LTIP Units outstanding, Consultant agrees to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Consultant was employed by the Company. Consultant’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Consultant’s employment with the Company, Consultant also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Consultant was employed by the Company. The Company shall reimburse Consultant for any reasonable out-of-pocket expenses incurred in connection with Consultant’s performance of obligations pursuant to this paragraph.
8.General Provisions
8.1Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing, email or by mail postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses provided for in Section 11 of the Employment Agreement, but each party may change such address by written notice in accordance with this paragraph. Notices delivered personally or emailed will be deemed communicated as of actual receipt. Mailed notices will be deemed communicated as of five days after deposited with the United States Postal Service.
8.2Entire Agreement. This Agreement, the Employment Agreement and the Waiver contain all the covenants and agreements between the Parties related to the provision of Consulting Services contemplated herein. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of either party,

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that are not embodied in this Agreement, the Employment Agreement. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged. The Agreement is effective as of the date it is signed by the parties.
8.3Severability. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.
8.4No Third Party Beneficiaries. This Agreement is enforceable only by Consultant and Company. No employee or agent of Consultant, and no beneficiary thereof, will be a third-party beneficiary under or pursuant to the terms of this Agreement. Nothing in this Agreement constitutes a promise made for the benefit of any person or entity not a party to this Agreement.
8.5Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland. Notwithstanding the foregoing, the enforceability of the restrictions in Sections 7.1.1 and 7.1.6 shall be governed by California law to the extent provided in Section 7.1.9(E).
8.6Successors. This Agreement shall inure to the benefit of, and be binding upon, Consultant and Company, their respective personal representatives, if any, and successors and assigns; provided that Consultant may not assign any rights or delegate or subcontract any duties under this Agreement, in whole or in part, without the prior written consent of Company. Any such assignment, delegation or subcontracting without Company’s prior written consent will be void. The Company may assign this Agreement to any of its affiliates or successors.
8.7Further Assurances. Each of the parties will execute and deliver such additional instruments and other documents and will take such further actions as may be reasonably necessary or appropriate to effect, carry out and comply with all of the terms of this Agreement.
8.8Disputes. Any controversy or claim arising out of or relating to this Agreement or the Waiver or the breach of this Agreement or the Waiver (other than a controversy or claim arising under Section 7, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 7.2) that is not resolved by the Consultant and the Company (or its affiliates, where applicable) shall be submitted to arbitration conducted by the American Arbitration Association (“AAA”) accordance with Maryland law and the employment arbitration rules and procedures of the AAA, before an arbitrator experienced in employment disputes who is licensed to practice law in the State of Maryland. Discovery in the arbitration shall be permitted in accordance with the Maryland Rules and not be subject to the AAA discovery rules and procedures. The determination of the arbitrator shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Consultant and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction. The prevailing party, as determined by the arbitrator, shall be entitled to recover attorney fees and costs from the non-prevailing party. The arbitration shall be held in Annapolis, Maryland, unless the Consultant is currently residing in California in which case it will be held in San Francisco, California.

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If you agree to the terms of this Agreement, please sign the enclosed duplicate copy and then return a hard copy to me.
Very truly yours,
/s/ Jeffrey A. Lipson
Jeffrey A. Lipson
President & CEO
HA Sustainable Infrastructure Capital, Inc. and Hannon Armstrong Capital, LLC

ACCEPTED AND AGREED:
/s/ Marc T. Pangburn
Marc T. Pangburn
Date: May 7, 2026

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Exhibit A1
Unvested Awards Under the Equity Incentive Plan
The outstanding awards listed on this Exhibit A will continue to remain outstanding and vest in accordance with their terms (including the applicable time-based and performance-based vesting criteria), as amended to reflect the following in items 1 through 5 below:
1.    Continued service as Consultant under the Agreement will constitute service for time-based portion of any vesting.
2.    Continued vesting is contingent on Consultant’s continued compliance with the revised noncompete/nonsolicit and other restrictive covenants, as set forth in the Agreement, which will last until the earlier of (i) March 5, 2028 or (ii) 23 months after the Consultant no longer holds any LTIP Units.
3.    Consultant’s termination of the Agreement will result in a forfeiture of any unvested LTIP Units as of the date of such termination.
4.    Upon a termination by the Company without Cause, the unvested LTIP Units will remain outstanding, subject to item 2, above.
5.    Good Reason shall not apply to any of the outstanding unvested awards.
16,334 unvested Time-Based HoldCo Units awarded pursuant to that certain HASI Management Holdco LLC LTIP Unit Award Agreement dated as of March 1, 2024
12,250 unvested Performance-Based HoldCo Units awarded pursuant to that certain HASI Management Holdco LLC LTIP Unit Award Agreement dated as of March 1, 2024
12,250 unvested Performance-Based HoldCo Units awarded pursuant to that certain HASI Management Holdco LLC LTIP Unit Award Agreement dated as of March 1, 2024
37,000 unvested Time-Based HoldCo Units awarded pursuant to that certain HASI Management Holdco LLC LTIP Unit Award Agreement dated as of March 3, 2025
18,500 unvested Performance-Based HoldCo Units awarded pursuant to that certain HASI Management Holdco LLC LTIP Unit Award Agreement dated as of March 3, 2025
18,500 unvested Performance-Based HoldCo Units awarded pursuant to that certain HASI Management Holdco LLC LTIP Unit Award Agreement dated as of March 3, 2025
6.    All LTIP Units granted in 2026, including the following, are forfeited without consideration on the Transition Date:
33,500 unvested Time-Based HoldCo Units awarded pursuant to that certain HASI Management Holdco LLC LTIP Unit Award Agreement dated as of March 2, 2026
16,750 unvested Performance-Based HoldCo Units awarded pursuant to that certain HASI Management Holdco LLC LTIP Unit Award Agreement dated as of March 2, 2026

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16,750 unvested Performance-Based HoldCo Units awarded pursuant to that certain HASI Management Holdco LLC LTIP Unit Award Agreement dated as of March 2, 2026

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Exhibit B
Scope of Work

Consultant will provide the following Consulting Services to the Company and its affiliates when directed by the CEO or his designee:
•Provide continued support and strategic advice with respect to both:
o(i) advice to the Company materially optimizing the value of the Company’s equity interests and investments in each of SunStrong Management, LLC and SunStrong Capital Holdings LLC throughout the Agreement Term regarding Company operations, and
o(ii) facilitating the transition of Consultant’s former duties as a Company employee to other Company employees
•Other matters from time to time as mutually agreed by CEO and Consultant.

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Exhibit C
Consultant’s Fees
Fees for Consulting Services
Provided that Consultant continues to comply with his obligations under the Agreement, and the Employment Agreement, the Company will provide compensation to Consultant during the Agreement Term as follows:
During the Agreement Term:
$250 per hour, to be invoiced on a monthly basis during the Agreement Term.
The parties shall negotiate additional compensation for any increase in scope or in the contemplated time spent on in-scope projects.
Expenses
All expense reimbursement requests shall require approval in advance in excess of $1,000 in the aggregate per year.

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